August 14, 2009

Re: Closing of Wells Fund II Limited Partnership

Dear Wells L.P. Investor:

I am pleased to inform you that Wells Fund II Limited Partnership is officially closing and going "full cycle," since its remaining properties, Louis Rose in Charlotte, North Carolina, and 2100 Space Park Drive in Houston, Texas, were sold on April 20, 2009 and April 30, 2009, respectively.

In connection with closing the Fund, you may be eligible to receive two distributions in 2009 - an initial distribution of net sale proceeds and a final liquidating distribution after expenses and obligations of the partnership have been provided for. These distributions will be made to limited partners effective as of October 1, 2009. In order to make this distribution in October, we must receive any transfers of unit ownership in good order no later than August 31, 2009.  Furthermore, since these will be the final distributions for the partnership, the partnership will not recognize transfers received after <August 31, 2009>. If you are in the process of completing a sale on the secondary market and the transaction is completed prior to August 31, 2009, the new limited partner will receive the distribution of net sale proceeds and the final liquidating distribution.

The Fund currently has approximately $7,158,000 in net sale proceeds from the sales of Heritage Place (office portion), Louis Rose, and 2100 Space Park Drive. We expect to make the first distribution of $6,500,000 in October 2009, which will be treated as a distribution of net sale proceeds in accordance with the applicable provisions of the partnership agreement. The remaining $658,000 will fund expenses and obligations of the partnership including but not limited to, legal fees, audit and tax fees, printing and postage costs, potential liabilities under the final purchase and sale agreement, and other administrative expenses. We anticipate making a final liquidating distribution of unused reserves to the limited partners and dissolving the partnership in the fourth quarter of 2009.

In the event that we do not have net sale proceeds distribution instructions on file, Wells will use default instructions. If you have any questions regarding your current net sale proceeds distribution instructions, please contact our Client Services Specialists at 800-557-4830 for further information. If you would like to consider reinvesting your distribution in another Wells investment program, please discuss your suitability with your financial representative. Please note that in such event, Wells will need to receive the proper paperwork no later than September 28, 2009.

As a reminder, the partnership agreement dictates how proceeds will be distributed, and some units may not be eligible for these distributions. Please note that we cannot determine the amounts to be received by each individual limited partner at this time because the limited partners of record have not been finalized. In accordance with the partnership agreement, the General Partners will not receive any sale proceeds at this time.

If you have any questions, please contact us at 800-557-4830. Our Client Services Specialists are available Monday through Thursday, 8:15 a.m. to 6:30 p.m., and Friday, 8:15 a.m. to

5:30 p.m. (ET). You also may send an e-mail to client.services@wellsref.com.

Thank you for your support of Wells Fund II Limited Partnership. We have very much appreciated your participation as an investor.

Sincerely,

Leo F. Wells III

General Partner

cc: Financial Representative

Disclosures

This material may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such forward-looking statements can generally be identified by our use of forward-looking terminology such as "may," "will," "expect," "intend," "anticipate," "estimate," "believe," "continue," or other similar words. Readers of this material should be aware that there are various factors that could cause actual results to differ materially from any forward-looking statements made in this letter. Factors that could cause or contribute to such differences include, but are not limited to, changes in general economic and business conditions, industry trends, changes in government rules and regulations (including changes in tax laws), and increases in interest rates. Accordingly, readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this letter. We do not make any representations or warranties (expressed or implied) about the accuracy of any such forward-looking statements. This is neither an offer nor a solicitation to purchase securities.

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